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                                                                   EXHIBIT 23.6

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-4 to be filed on or about April 25, 1997) and related Prospectus of American Radio Systems Corporation for the registration of 2,047,391 shares of its 11 3/8% Cumulative Exchangeable Preferred Stock, Series B and to the incorporation by reference therein of our report dated February 9, 1996, with respect to the consolidated financial statements of EZ Communications, Inc. incorporated by reference in its Annual Report (Form 10-
K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                                    /s/ Ernst & Young LLP
Washington, DC
April 25, 1997